Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Contact: Cathy Cooper

(206) 777-8246

Monday, July 19, 2010

FOR IMMEDIATE RELEASE

Washington Federal Reports Quarterly Net Income of $12.7 Million

SEATTLE – Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal, today announced earnings of $12,668,000, or $.11 per diluted share, for the quarter ended June 30, 2010, compared to $2,500,000, or $.03 per diluted share, for the same period one year ago, a 406% increase. For the nine months ended June 30, 2010, earnings were $102,690,000, or $.91 per diluted share, compared to $31,079,000, or $.35 per diluted share, for the same period one year ago. The significant increase in year to date earnings was due primarily to the one-time after tax gain of $54.8 million related to the FDIC-assisted acquisition in the second fiscal quarter. The Company’s ratio of tangible common equity to tangible assets ended the quarter at 11.73% and continues to be among the best of large regional institutions in the U.S.

Chairman, President & CEO Roy M. Whitehead commented, “Results in the quarter were encouraging and increase our confidence that conditions are stabilizing. Credit fundamentals continued to recover. Non-performing assets were 22% lower than the peak in June 2009 and have declined each successive quarter since then. Perhaps more importantly, the mix of non-performing assets is shifting from a concentration in loans to one of real estate owned by virtue of foreclosure. Although painful, this is the natural progression for resolving problem loans and moves them one step closer to cash. We are also pleased to report that the trend toward fewer newly identified problem loans is now well established. Finally, land values, which historically have led the real estate market, appear to have reached the nadir for this credit cycle. Some recent appraisals have concluded values that are 15-20% of original appraised value for marquee parcels. This is an overcorrection in our view that does not reflect higher values that are being routinely offered. When combined, these factors make a decent case that the worst may be in the past.

While brighter days appear to be ahead, investors are nonetheless cautioned that a return of earnings to historic levels is not imminent. The industry remains challenged for revenue growth due to the tepid outlook for business conditions and employment, along with ultra-low interest rates. Expenses will also remain high due largely to circumstances beyond the Company’s control, such as significantly increased regulatory charges, including a twenty five-fold increase in FDIC insurance premiums from 2008. The Dodd-Frank financial reform bill recently passed by Congress, which requires 243 new rules to be written by regulatory agencies, will create additional costs of an unknown, but likely to be material, amount and will increase the risk of compliance and litigation. The Company may or may not be able to pass the additional costs along to its clients. Other concerns include the threat of higher taxes at the federal and state levels of government due to their imbalanced financial condition and the declining social stigma of default, even when the borrower has the financial ability to repay. It should be noted that we always stand ready to assist borrowers with legitimate short-term difficulty making payments and a desire to repay in full over the longer-term. Since November 2008, the Company has voluntarily modified over 1,200 mortgage loans to help families remain in their home.

Overall the Company continues to be in a very favorable position. The institution is quite liquid, very well capitalized and in the opinion of Management and the Board is one of the strongest financial institutions in America. We intend to protect and preserve that status while lending actively, yet prudently, when and where able to promote growth in local markets.”

Non-performing assets amounted to $473 million or 3.45% of total assets at quarter-end. This is the fourth consecutive quarterly decline in the level of non-performing assets, which peaked at $606 million, or 5.03% of total assets, on June 30, 2009. Specifically, non-performing loans decreased from $492 million at June 30, 2009, to $292 million as of June 30, 2010, a 40.7% decrease. Net loan charge-offs increased from $34 million in the quarter ended June 30,

2009 to $42 million in the most recent quarter, a 24% increase. The percentage of loans 30 days or more delinquent decreased from 5.69% on June 30, 2009 to 3.95% as of June 30, 2010. Delinquency on the Company’s mortgage portfolio, which is 76% of its net loan portfolio, was 3.09%, which is an increase from 2.74% for the same period one year ago. Industry averages for delinquency rates on mortgage loans remain significantly higher at 19.85%i. The provision for loan losses for the quarter was $20.7 million, a decrease of $31.5 million from the same period one year ago; however this improvement was partially offset by the $26.2 million increase in Real Estate Owned (REO) costs. REO costs reflect significant writedowns of land held in REO and Real Estate Held for Investment (REHI) that has decreased in value based on current appraisals.

The Company also increased its allowance for loan losses from $167 million as of September 30, 2009, to $173 million as of June 30, 2010. The reserve now represents 1.95% of gross loans as of June 30, 2010. Consistent with past reporting, asset quality metrics do not include problem loans and REO purchased in the FDIC-assisted acquisition of Horizon Bank because they are covered by loss sharing agreements with the FDIC and have been written down to estimated fair market value. The covered assets are included in the total assets figure used to calculate financial ratios.

Total assets increased by $1.1 billion or 9% to $13,709,895,000 from $12,582,475,000 at September 30, 2009. Specifically, cash increased by $631 million and covered loans increased by $559 million. As of June 30, 2010, the Company’s investment portfolio had net unrealized gains of $91 million. During the nine months ended June 30, 2010, total loans outstanding decreased from $8.98 billion to $8.58 billion, not including FDIC covered loans, as a result of increased loan prepayments stemming from low interest rates available on 30 year fixed-rate mortgages in the market, and foreclosures.

Net interest income for the current quarter increased by 5%, or $5.0 million, from the quarter ended June 30, 2009. This increase is the result of a significant decline in deposit costs and growth in the balance sheet, partially offset by reduced yield on earning assets. During the quarter, the company had an average balance of $1.3 billion in cash and cash equivalents and other medium-term investments that earned only 1.15%. The Company is maintaining higher than normal amounts of liquidity out of concern that the risk of higher interest rates in the future is increasing. The period end spread decreased to 2.99% as of June 30, 2010, compared to 3.27% one year ago.

Operating expenses increased by $1.9 million for the quarter ended June 30, 2010, compared to the same quarter one year ago due to acquisition-related expenses including additional staff and branch locations. FDIC insurance premiums decreased from the same quarter one year ago by $1.9 million. In the 3rd fiscal quarter of last year the FDIC imposed a special assessment which was reflected in that quarter’s results.

The Company’s efficiency ratio of 31.9% for the quarter remains among the lowest in the industry. The quarter produced a return on assets of .37%, while return on equity amounted to 2.77%.

On July 23, 2010, Washington Federal will pay a cash dividend of $.05 per share to common stockholders of record on July 9, 2010. This will be the Company’s 110th consecutive quarterly cash dividend.

Washington Federal, with headquarters in Seattle, Washington, has 160 offices in eight western states.

To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2009 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to the Company. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the Company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

# # #

i Source: Bloomberg prime mortgage loan delinquency statistics as of 5/31/10

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(UNAUDITED)

	June 30, 2010	September 30, 2009
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$1,128,943	$498,388
Available-for-sale securities	2,255,787	2,201,083
Held-to-maturity securities	85,220	103,042
Loans receivable, net	8,577,791	8,983,430
Covered loans, net	558,593	—
Interest receivable	49,995	53,288
Premises and equipment, net	160,098	133,477
Real estate held for sale	180,786	176,863
Covered real estate held for sale	45,699	—
FDIC indemnification asset	154,247	—
FHLB stock	151,746	144,495
Intangible assets, net	258,120	256,797
Federal and state income taxes	9,928	—
Other assets	92,942	31,612

	$13,709,895	$12,582,475

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$8,831,525	$7,786,467
Repurchase agreements with customers	55,222	55,843

	8,886,747	7,842,310
FHLB advances	2,067,444	2,078,930
Other borrowings	800,000	800,600
Advance payments by borrowers for taxes and insurance	24,175	38,376
Federal and state income taxes	—	18,075
Accrued expenses and other liabilities	95,782	58,699

	11,874,148	10,836,990

Stockholders’ Equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 129,546,736 and 129,320,072 shares issued; 112,474,412 and 112,247,748 shares outstanding	129,547	129,320
Paid-in capital	1,578,132	1,574,555
Accumulated other comprehensive income, net of taxes	55,028	54,431
Treasury stock, at cost; 17,072,324 shares	(208,985)	(208,985)
Retained earnings	282,025	196,164

	1,835,747	1,745,485

	$13,709,895	$12,582,475

CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders’ equity per share	$16.32	$15.55
Tangible common stockholders’ equity per share	14.03	13.26
Stockholders’ equity to total assets	13.39%	13.87%
Tangible common stockholders’ equity to tangible assets	11.73	12.08
Weighted average rates at period end
Loans and mortgage-backed securities	5.89%	6.04%
Combined loans, mortgage-backed securities and investment securities	5.24	5.75
Customer accounts	1.63	1.96
Borrowings	4.19	4.25
Combined cost of customer accounts and borrowings	2.25	2.58
Interest rate spread	2.99	3.17

*	Includes municipal bonds at tax equivalent yields and cash equivalents

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
	(In thousands, except per share data)
INTEREST INCOME
Loans & covered loans	$141,744	$141,120	$421,513	$440,477
Mortgage-backed securities	21,790	27,919	70,169	81,572
Investment securities and cash equivalents	3,837	762	6,394	2,459

	167,371	169,801	498,076	524,508

INTEREST EXPENSE
Customer accounts	37,682	44,062	111,865	151,095
FHLB advances and other borrowings	30,404	31,486	92,120	95,665

	68,086	75,548	203,985	246,760

Net interest income	99,285	94,253	294,091	277,748
Provision for loan losses	20,736	52,200	153,909	141,200

Net interest income after provision for loan losses	78,549	42,053	140,182	136,548

OTHER INCOME
Gain on FDIC-assisted transaction	—	—	85,608	—
Gain on sale of investments	—	959	20,428	959
Other	5,154	4,386	14,409	12,949

	5,154	5,345	120,445	13,908

OTHER EXPENSE
Compensation and benefits	16,756	14,522	54,570	43,165
Occupancy	3,711	3,215	10,358	9,748
FDIC premiums	4,874	6,779	13,313	8,243
Other	7,536	6,417	21,574	19,424

	32,877	30,933	99,815	80,580
Loss on real estate acquired through foreclosure, net	(31,031)	(4,786)	(60,386)	(7,745)

Income before income taxes	19,795	11,679	100,426	62,131
Income taxes provision (benefit)	7,127	5,646	(2,264)	23,564

NET INCOME	12,668	6,033	102,690	38,567

Preferred dividends accrued	—	3,533	—	7,488

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$12,668	$2,500	$102,690	$31,079

PER SHARE DATA
Basic earnings	$.11	$.03	$.91	$.35
Diluted earnings	.11	.03	.91	.35
Cash dividends per share	.05	.05	.15	.15
Basic weighted average number of shares outstanding	112,470,205	88,047,527	112,424,364	88,011,571
Diluted weighted average number of shares outstanding, including dilutive stock options	112,705,160	88,082,467	112,693,009	88,043,422

PERFORMANCE RATIOS
Return on average assets	.37%	.08%	1.03%	.34%
Return on average common equity	2.77%	.71%	7.61%	2.99%